FINANCIAL   AGREEMENT
This Financial Agreement (the "Agreement") is made by and between USChina Channel Incorporation (the "INC") and Andrew Chien, collectively the "Parties", on the third day of October 2006.

Whereas the "INC" is a Nevada registered stock incorporation with agency services specialized in financial area to serve the Chinese private companies going publicly listing on SEC filing, exhibits, informative conference, road show, lettering service and patent broker service, and Andrew Chien who owned majority of "INC".

Now, therefore, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

1. Andrew Chien agrees to pay for expenses incurred by the "INC" before and in the process of public offering until the proceeds are raised.

2. The total amount, which Andrew Chien is willing to offer for the "INC", is $70,000 without any interests charge. The "INC" will spend the money discretionally with controlled attention.

3. If only nominal fund or no fund is raised in the public offering then Mr. Chien has agreed not to seek repayment of expenses he has paid on behalf of the Company and the Company will not be liable to Mr. Chien or any other party for payment of expenses undertaken by Mr. Chien on behalf of the Company.

4. Termination will be effective automatically ten days after the Company collects the proceeds from the public offering. If the proceeds from the offering are less than $70,000, Mr. Chien will continue to loan the Company up to the difference between $70,000 and the collected proceeds after the proceeds are fully consumed in the business operation.

Agreed to and accepted as of the third day of October, 2006 by:



USChina Channel Incorporation           Individual

/s/ Andrew Chien                          /s/ Andrew Chien

Andrew Chien, President                   Andrew Chien